Exhibit 99.1

DXC Technology Announces Results of 2017 Annual Meeting of Stockholders

Board of Directors Declares Quarterly Cash Dividend

TYSONS, Va., Aug. 10, 2017 - DXC Technology (NYSE: DXC) today announced voting results from its Annual Meeting of Stockholders, held earlier today. As announced at the meeting, all Board members were re-elected and all Board vote recommendations were upheld.

“We value the participation and respect the views of our shareholders, and today’s proxy vote is another opportunity to hear from them,” said Mike Lawrie, chairman, president and CEO, DXC Technology. “We will continue to engage in active dialogue with our shareholders on all matters so that we can continue to best serve our clients, partners and people, and deliver long-term value to all of our stakeholders.”

Election of each of the nominated directors
The following members of the DXC Technology Board of Directors were re-elected by a majority of stockholders: Mukesh Aghi, Amy E. Alving, David L. Herzog, Sachin Lawande, J. Michael Lawrie, Julio A. Portalatin, Peter Rutland, Manoj P. Singh, Margaret C. Whitman, and Robert F. Woods. Mr. Herzog has been appointed by the Board to serve as a member of the Nominating/Corporate Governance Committee of the Board.

Appointment of independent registered public accounting firm
Deloitte & Touche LLP gained ratification as DXC’s independent registered public accounting firm for the fiscal year ending March 31, 2018.

Non-binding vote on executive compensation
Aligning pay with performance is foundational to DXC’s executive compensation program. Stockholders approved, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the fiscal year ended March 31, 2017.

Frequency of holding future non-binding advisory votes on executive compensation
Stockholders recommended, on a non-binding advisory basis, an annual vote on executive compensation. Annual advisory votes allow the DXC Board to obtain information on stockholders’ views of the compensation of the company’s named executive officers on a more consistent basis, and provides the Board and Compensation Committee with frequent input from stockholders on our compensation programs.

Material terms of the performance goals
Stockholders approved the Board’s proposal on the material terms of the performance goals under which compensation may be paid under DXC Technology’s 2017 Omnibus Incentive Plan.

Payment of regular quarterly dividend approved
Also, DXC’s Board of Directors today declared a regular quarterly dividend payment for the quarter ending June 30, 2017 of $0.18 per share on the company's Common Stock. The dividend will be paid on October 11, 2017 to stockholders of record at the close of business on September 6, 2017.

About DXC Technology
DXC Technology (NYSE: DXC) is the world's leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. Created by the merger of CSC and the Enterprise Services business of Hewlett Packard Enterprise, DXC Technology serves nearly 6,000 private and public sector clients across 70 countries. The company's technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. DXC Technology is recognized among the best corporate citizens globally. For more information, visit dxc.technology.
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Contact:

•	Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

•	Jonathan Ford, Investor Relations, +1-703-245-9700, Investor.Relations@dxc.com